Free Writing Prospectus

Filed pursuant to Rule 433

Dated April 14, 2009

Relating to

Preliminary Prospectus Supplement dated April 14, 2009 to

Prospectus dated November 25, 2008

Registration Statement No. 333-155674

Final Term Sheet

$250,000,000 4.125% Notes due 2015

Issuer:	Emerson Electric Co.
Principal Amount:	$250,000,000
Title of Securities:	4.125% Notes due 2015
Trade Date:	April 14, 2009
Original Issue Date (Settlement Date):	April 17, 2009
Maturity Date:	April 15, 2015
Benchmark Treasury:	1.75% Notes due March 31, 2014
Benchmark Treasury Yield:	1.722%
Spread to Benchmark Treasury:	245 basis points
Interest Rate:	4.125% per annum
Yield to Maturity:	4.172%
Public Offering Price:	99.753%
Gross Proceeds to Issuer:	$249,382,500
Interest Payment Dates:	Semi-annually in arrears on each April 15th and October 15th, commencing October 15, 2009.
Redemption Provision:	Make-whole call at the Treasury Rate plus 37.5 basis points.
Joint Book-Running Managers:	J.P. Morgan Securities Inc. Banc of America Securities LLC
Co-Managers:	Citigroup Global Markets Inc. Barclays Capital Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Goldman, Sachs & Co. Morgan Stanley & Co. Incorporated RBC Capital Markets Corporation

$250,000,000 5.00% Notes due 2019

Issuer:	Emerson Electric Co.
Principal Amount:	$250,000,000
Title of Securities:	5.00% Notes due 2019
Trade Date:	April 14, 2009
Original Issue Date (Settlement Date):	April 17, 2009
Maturity Date:	April 15, 2019
Benchmark Treasury:	2.75% Notes due February 15, 2019
Benchmark Treasury Yield:	2.792%
Spread to Benchmark Treasury:	233 basis points
Interest Rate:	5.00% per annum
Yield to Maturity:	5.122%
Public Offering Price:	99.055%
Gross Proceeds to Issuer:	$247,637,500
Interest Payment Dates:	Semi-annually in arrears on each April 15th and October 15th, commencing October 15, 2009.
Redemption Provision:	Make-whole call at the Treasury Rate plus 37.5 basis points.
Sole Book-Running Manager:	J.P. Morgan Securities Inc.
Co-Managers:

Banc of America Securities LLC

Citigroup Global Markets Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

Morgan Stanley & Co. Incorporated

RBC Capital Markets Corporation

$250,000,000 6.125% Notes due 2039

Issuer:	Emerson Electric Co.
Principal Amount:	$250,000,000
Title of Securities:	6.125% Notes due 2039
Trade Date:	April 14, 2009
Original Issue Date (Settlement Date):	April 17, 2009
Maturity Date:	April 15, 2039
Benchmark Treasury:	4.50% Notes due May 15, 2038
Benchmark Treasury Yield:	3.662%
Spread to Benchmark Treasury:	250 basis points
Interest Rate:	6.125% per annum
Yield to Maturity:	6.162%
Public Offering Price:	99.497%
Gross Proceeds to Issuer:	$248,742,500
Interest Payment Dates:	Semi-annually in arrears on each April 15th and October 15th, commencing October 15, 2009.
Redemption Provision:	Make-whole call at the Treasury Rate plus 37.5 basis points.
Joint Book-Running Managers:	J.P. Morgan Securities Inc. Banc of America Securities LLC
Co-Managers:	Citigroup Global Markets Inc. Barclays Capital Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Goldman, Sachs & Co. Morgan Stanley & Co. Incorporated RBC Capital Markets Corporation

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. toll-free at 1-212-843-4533 or Banc of America Securities LLC toll-free at 1-800-294-1322.

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